PRICING SUPPLEMENT
------------------                                         File. No. 333-132911
(To MTN Prospectus Supplement,                                   Rule 424(b)(3)
general prospectus supplement and
prospectus, each dated March 31, 2006)
Pricing Supplement Number:  2533

                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

        Principal Amount  $725,000,000             Original Issue Date:                  May 12, 2006

        CUSIP Number:     59018YXE6                Stated Maturity Date:                 May 14, 2007

        Issue Price:      100%

        Interest Calculation:                      Day Count Convention:
        ---------------------                      ---------------------

        |X| Regular Floating Rate Note             |X| Actual/360
        |_| Inverse Floating Rate Note             |_| 30/360
            (Fixed Interest Rate):                 |_| Actual/Actual

        Interest Rate Basis:
        --------------------
        |X| LIBOR                                  |_| Commercial Paper Rate
        |_| CMT Rate                               |_| Eleventh District Cost of Funds Rate
        |_| Prime Rate                             |_| CD Rate
        |_| Federal Funds Rate                     |_| Other (see attached)
        |_| Treasury Rate
         Designated CMT Page:                      Designated LIBOR Page:
                    CMT Moneyline Telerate Page:         LIBOR MoneylineTelerate: 3750
                                                               LIBOR Reuters Page:


        Index Maturity:   One Month                Minimum Interest Rate:                Not Applicable



        Spread:           -0.0350%                 Maximum Interest Rate:                Not Applicable

        Initial Interest                           Spread Multiplier:                    Not Applicable
        Rate:             Calculated as if the
                          Original Issue Date was
                          an Interest Reset Date

        Interest Reset
        Dates: Monthly, on the 14th of every month, commencing on June 14, 2006, subject to modified following Business Day convention.


        Interest Payment
        Dates: Monthly, on the 14th of every month, commencing on June 14, 2006, subject to modified following Business Day convention.

        Repayment at the
        Option of the
        Holder:           The Notes cannot be repaid prior to the Stated
                          Maturity Date.

        Redemption at the
        Option of the
        Company:          The Notes cannot be redeemed prior to the Stated
                          Maturity Date.

        Form: The Notes are being issued in fully registered book-entry form.

        Trustee:          JPMorgan Chase Bank, N.A.

        Underwriters:     Merrill Lynch, Pierce, Fenner & Smith Incorporated
                          ("MLPF&S"), Ramirez & Co., Inc. and Jefferies &
                          Company, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated May 9, 2006 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                              Principal Amount of the Notes
                          ------------                              -----------------------------
                          Merrill Lynch, Pierce, Fenner & Smith              $710,500,000
                                      Incorporated

                          Ramirez & Co., Inc.                                  $7,250,000
                          Jefferies & Company, Inc.                            $7,250,000
                                                                               ----------
                                                   Total                     $725,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        Underwriting
        Discount:         0.0750%

        Dated:            May 9, 2006